Exhibit 99.1

PARSONS

THIRD QUARTER 2022

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Strong Third Quarter 2022 Results

Q3 2022 Financial Highlights

▪	Revenue increases 19% year-over-year to $1,134 million, includes organic growth of 11%
▪	Organic revenue growth driven by both segments: Critical Infrastructure 13% and Federal Solutions 10%
▪	Net income increases 53% to $30 million
▪	Adjusted EBITDA increases 22% to $103 million
▪	Cash flow from operations increases 59% year-over-year, and 28% for the first nine months of 2022
▪	Book-to-bill ratio of 1.1x on contract awards growth of 21%
▪	Increasing midpoints of 2022 revenue, adjusted EBITDA, and cash flow guidance ranges

CENTREVILLE, VA – November 2, 2022, Parsons Corporation (NYSE: PSN) today announced financial results for the third quarter ended September 30, 2022.

CEO Commentary

“We delivered strong third quarter financial results, with record quarterly revenue and adjusted EBITDA,” said Carey Smith, chair, president, and chief executive officer. “We are executing against our strategy and benefiting from our portfolio that is well-aligned to important macroenvironment trends in two well-funded and growing markets. We will continue to invest in our people and technologies to drive future shareholder value.”

Third Quarter 2022 Results

Year-over-Year Comparisons (Q3 2022 vs. Q3 2021)

Total revenue for the third quarter of 2022 increased by $178 million, or 19%, to $1,134 million. This increase was primarily driven by organic growth of 11% due to the ramp-up of work on existing and new contracts and strong hiring. The company’s Xator acquisition contributed approximately $71 million of revenue in the third quarter of 2022. Operating income increased 61% to $64 million primarily due to strong revenue growth while managing costs, lower acquisition amortization expenses, and contributions from Xator. Net income increased 53% to $30 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.27 in the third quarter of 2022, compared to $0.18 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the third quarter of 2022 was $103 million, an 22% increase over the prior year period. Adjusted EBITDA margin was 9.1% in the third quarter of 2022, compared to 8.8% in the third quarter of 2021. Adjusted EPS was $0.48 in the third quarter of 2022, compared to $0.44 in the third quarter of 2021. The year-over-year adjusted EBITDA and adjusted EPS increases were driven primarily by strong operating leverage and contributions from Xator.

Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q3 2022 vs. Q3 2021)

parsons.com	©Parsons Corporation. All Rights Reserved. 2

	Three Months Ended		Growth		Nine Months Ended		Growth
	September 30, 2022	September 30, 2021	Dollars/ Percent	Percent	September 30, 2022	September 30, 2021	Dollars/ Percent	Percent
Revenue	$620,416	$499,291	$121,125	24%	$1,649,601	$1,394,035	$255,566	18%
Adjusted EBITDA	$61,111	$46,559	$14,552	31%	$151,560	$111,195	$40,365	36%
Adjusted EBITDA margin	9.9%	9.3%	0.6%	6%	9.2%	8.0%	1.2%	15%

Third quarter 2022 revenue increased $121 million, or 24%, compared to the prior year period due to organic growth of 10% and approximately $71 million from Xator. Organic revenue growth was primarily driven by increased activity on existing contracts and the ramp-up of recent contract awards.

Third quarter 2022 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $15 million, or 31%. Adjusted EBITDA margin increased to 9.9% from 9.3% in the prior year period. These increases were driven primarily by strong revenue growth while continuing to control costs.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q3 2022 vs. Q3 2021)

	Three Months Ended		Growth		Nine Months Ended		Growth
	September 30, 2022	September 30, 2021	Dollars/ Percent	Percent	September 30, 2022	September 30, 2021	Dollars/ Percent	Percent
Revenue	$513,954	$456,759	$57,195	13%	$1,442,559	$1,316,068	$126,491	10%
Adjusted EBITDA	$41,576	$37,833	$3,743	10%	$102,789	$107,623	$(4,834)	-4%
Adjusted EBITDA margin	8.1%	8.3%	-0.2%	-2%	7.1%	8.2%	-1.1%	-13%

Third quarter 2022 Critical Infrastructure revenue increased $57 million, or 13% (all organic), compared to the prior year period primarily by increased activity on existing contracts, the ramp-up of recent contract awards, and increased worldwide hiring activity.

Third quarter 2022 adjusted EBITDA including noncontrolling interests increased by $4 million, or 10%, compared to the prior year period. Adjusted EBITDA margin decreased to 8.1% from 8.3% in the prior year period. The increase in adjusted EBITDA was driven by strong revenue growth, partially offset by lower equity in earnings.

Third Quarter 2022 Key Performance Indicators

▪	Book-to-bill ratio (third quarter): 1.1x on net bookings of $1.3 billion
▪	Book-to-bill ratio (trailing twelve-months): 1.0x on net bookings of $4.0 billion.
▪	Total backlog: $8.2 billion.
▪

Cash flow from operating activities: Third quarter 2022: $123 million compared to $77 million in third quarter of 2021. For the nine months ended September 30, 2022, cash flow from operating activities was $148 million, compared to $116 million in the prior year period.

▪

Net Debt: Cash and cash equivalents were $148 million and total debt was $695 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the third quarter of 2022 was 1.6x. The company defines net debt as total debt less cash and cash equivalents.

Significant Contract Wins

parsons.com	©Parsons Corporation. All Rights Reserved. 3

Parsons continues to win large strategic single and multiple-award contracts in well-funded areas of national security and critical infrastructure importance.

▪

Awarded a $121 million option year on our Combatant Commands Cyber Mission Support contract, where we provide offensive and defensive cyber operations, and open-source intelligence in support of joint all-domain operations.

▪

Awarded $120 million of new work under two contracts to support the development of two major industrial cities in the Middle East. On these giga-projects, we only booked the first phase of each contract.

▪

Awarded $117 million of new project work under the FAA’s Technical Support Services contract to provide engineering, construction oversight, installation, and technical services. Over $70 million of the growth on this contract was funded under the Infrastructure Investment and Jobs Act.

▪	Awarded a $104 million TEAMS Next Facilities Lifecycle Management re-compete contract to provide advisory and technical services support to the Missile Defense Agency.
▪	Award a $75 million contract extension by a classified customer to provide comprehensive cyber vulnerability assessments for weapons systems.
▪

Awarded a new $24 million dollar task order for a military service branch to perform remedial investigations and feasibility studies where PFAS and other contaminant releases have occurred. Our Parsons emerging contaminant team has been aggressively pursuing opportunities and building market share with a total of over $40 million in new contract wins over the last nine months.

▪

Awarded prime positions on three multiple-award IDIQ contacts. The first one is a classified contract to provide offensive cyber operations with a $5 billion ceiling value over 10 years. The second IDIQ win is for the Defense Threat Reduction Agency’s Assessment, Exercise, and Modeling and Simulation Support contract with a $850 million ceiling over 10 years. The third IDIQ is for the Huntsville U.S. Army Engineering and Support Center. This contract to provide electronic security systems design and maintenance has a $675 million ceiling value over seven years.

Fiscal Year 2022 Guidance

The company is increasing the midpoints of its fiscal year 2022 revenue, adjusted EBITDA and cash flow guidance ranges to reflect its strong third quarter operating performance and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2022 guidance.

	Current Fiscal Year 2022 Guidance	Prior Fiscal Year 2022 Guidance
Revenue	$4.05 billion - $4.20 billion	$3.95 billion - $4.15 billion
Adjusted EBITDA including non-controlling interest	$340 million - $360 million	$330 million - $360 million
Cash Flow from Operating Activities	$255 million - $275 million	$240 million - $280 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2022.

Conference Call Information

Parsons will host a conference call today, August 3, 2022, at 8:00 a.m. ET to discuss the financial results for its third quarter 2022.

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Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the company’s third quarter 2022 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 833-634-2602 (domestic) or +1 412-902-4114 (international). No passcode is required.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through August 10, 2022, at +1 877-344-7529 (domestic) or +1 412-317-0088 (international) and entering passcode 8040795.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and

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investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2021, on Form 10-K, filed on February 23, 2022, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenue	$1,134,370	$956,050	$3,092,160	$2,710,103
Direct cost of contracts	872,423	734,652	2,388,095	2,084,062
Equity in earnings of unconsolidated joint ventures	(974)	9,570	10,237	26,528
Selling, general and administrative expenses	196,960	191,231	581,969	566,991
Operating income	64,013	39,737	132,333	85,578
Interest income	382	65	618	315
Interest expense	(6,323)	(4,052)	(14,786)	(13,503)
Other income (expense), net	(685)	184	(304)	(1,202)
Total other income (expense)	(6,626)	(3,803)	(14,472)	(14,390)
Income before income tax expense	57,387	35,934	117,861	71,188
Income tax expense	(13,792)	(9,165)	(27,643)	(18,378)
Net income including noncontrolling interests	43,595	26,769	90,218	52,810
Net income attributable to noncontrolling interests	(14,024)	(7,411)	(21,685)	(17,711)
Net income attributable to Parsons Corporation	$29,571	$19,358	$68,533	$35,099
Earnings per share:
Basic	$0.29	$0.19	$0.66	$0.34
Diluted	$0.27	$0.18	$0.62	$0.33

Weighted average number shares used to compute basic and diluted EPS

(in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Basic weighted average number of shares outstanding	103,608	102,478	103,684	102,464
Stock-based awards	918	752	747	638
Convertible senior notes	8,917	8,917	8,917	8,917
Diluted weighted average number of shares outstanding	113,443	112,147	113,348	112,018

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income attributable to Parsons Corporation	29,571	19,358	68,533	35,099
Convertible senior notes if-converted method interest adjustment	545	534	1,627	1,593
Diluted net income attributable to Parsons Corporation	30,116	19,892	70,160	36,692

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents (including $62,544 and $78,514 Cash of consolidated joint ventures)	$147,539	$342,608
Restricted cash and investments	-	1,275
Accounts receivable, net (including $187,482 and $140,266 Accounts receivable of consolidated joint ventures, net)	710,721	598,311
Contract assets (including $11,665 and $8,779 Contract assets of consolidated joint ventures)	642,264	579,216
Prepaid expenses and other current assets (including $6,870 and $18,783 Prepaid expenses and other current assets of consolidated joint ventures)	110,274	110,941
Total current assets	1,610,798	1,632,351

Property and equipment, net (including $1,987 and $1,721 Property and equipment of consolidated joint ventures, net)	94,518	104,196
Right of use assets, operating leases	161,602	182,672
Goodwill	1,661,107	1,412,690
Investments in and advances to unconsolidated joint ventures	99,424	110,688
Intangible assets, net	273,442	207,821
Deferred tax assets	139,890	134,393
Other noncurrent assets	54,209	46,129
Total assets	$4,094,990	$3,830,940

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $61,545 and $78,558 Accounts payable of consolidated joint ventures)	$200,847	$196,286
Accrued expenses and other current liabilities (including $83,831 and $82,746 Accrued expenses and other current liabilities of consolidated joint ventures)	682,677	599,089
Contract liabilities (including $18,376 and $14,333 Contract liabilities of consolidated joint ventures)	197,749	171,671
Short-term lease liabilities, operating leases	59,056	55,902
Income taxes payable	9,150	7,836
Total current liabilities	1,149,479	1,030,784

Long-term employee incentives	15,637	15,997
Long-term debt	694,718	591,922
Long-term lease liabilities, operating leases	121,172	148,893
Deferred tax liabilities	10,409	11,400
Other long-term liabilities	98,483	94,832
Total liabilities	2,089,898	1,893,828
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,087,771 and 146,276,880 shares issued; 39,326,392 and 33,331,494 public shares outstanding; 64,144,230 and 70,328,237 ESOP shares outstanding	146,088	146,277
Treasury stock, 42,617,149 shares at cost	(867,391)	(867,391)
Additional paid-in capital	2,678,653	2,684,979
Retained earnings (accumulated deficit)	15,008	(53,529)
Accumulated other comprehensive loss	(19,292)	(9,568)
Total Parsons Corporation shareholders' equity	1,953,066	1,900,768
Noncontrolling interests	52,026	36,344
Total shareholders' equity	2,005,092	1,937,112
Total liabilities and shareholders' equity	$4,094,990	$3,830,940

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net income including noncontrolling interests	$90,218	$52,810
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	90,668	106,540
Amortization of debt issue costs	1,959	2,173
(Gain) loss on disposal of property and equipment	(261)	357
Provision for doubtful accounts	(3)	8
Deferred taxes	(6,334)	(4,369)
Foreign currency transaction gains and losses	3,502	3,107
Equity in earnings of unconsolidated joint ventures	(10,237)	(26,528)
Return on investments in unconsolidated joint ventures	25,626	20,547
Stock-based compensation	14,991	15,544
Contributions of treasury stock	41,980	41,312
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(90,913)	70,355
Contract assets	(62,861)	13,262
Prepaid expenses and other assets	8,772	(19,596)
Accounts payable	(918)	(39,341)
Accrued expenses and other current liabilities	20,220	(86,402)
Contract liabilities	26,665	(16,294)
Income taxes	1,160	(498)
Other long-term liabilities	(5,866)	(17,273)
Net cash provided by operating activities	148,368	115,714
Cash flows from investing activities:
Capital expenditures	(19,784)	(12,803)
Proceeds from sale of property and equipment	573	1,049
Payments for acquisitions, net of cash acquired	(379,272)	(197,672)
Investments in unconsolidated joint ventures	(13,637)	(36,102)
Return of investments in unconsolidated joint ventures	9,443	729
Proceeds from sales of investments in unconsolidated joint ventures	-	14,335
Net cash used in investing activities	(402,677)	(230,464)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	680,900	-
Repayments of borrowings under credit agreement	(579,700)	(50,000)
Payments for debt costs and credit agreement	(870)	(1,937)
Payments for acquired warrants	(11,243)	-
Contributions by noncontrolling interests	8,299	1,688
Distributions to noncontrolling interests	(14,290)	(37,246)
Repurchases of common stock	(19,500)	(8,701)
Taxes paid on vested stock	(6,135)	(2,242)
Proceeds from issuance of common stock	2,724	2,773
Net cash provided by (used in) financing activities	60,185	(95,665)
Effect of exchange rate changes	(2,220)	(97)
Net decrease in cash, cash equivalents, and restricted cash	(196,344)	(210,512)
Cash, cash equivalents and restricted cash:
Beginning of year	343,883	487,215
End of period	$147,539	$276,703

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Contract Awards

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Federal Solutions	$685,599	$560,733	$1,535,041	$2,203,767
Critical Infrastructure	572,657	482,836	1,631,982	1,532,359
Total Awards	$1,258,256	$1,043,569	$3,167,023	$3,736,126

Backlog

(in thousands)

	September 30, 2022	September 30, 2021
Federal Solutions:
Funded	$1,448,615	$1,471,631
Unfunded	3,656,421	4,149,903
Total Federal Solutions	5,105,036	5,621,534
Critical Infrastructure:
Funded	3,066,325	2,893,008
Unfunded	57,628	69,997
Total Critical Infrastructure	3,123,953	2,963,005
Total Backlog	$8,228,989	$8,584,539

Book-To-Bill Ratio1:

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Federal Solutions	1.1	1.1	0.9	1.6
Critical Infrastructure	1.1	1.1	1.1	1.2
Overall	1.1	1.1	1.0	1.4

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant

[1]	Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income attributable to Parsons Corporation	$29,571	$19,358	$68,533	$35,099
Interest expense, net	5,941	3,987	14,168	13,188
Income tax provision (benefit)	13,792	9,165	27,643	18,378
Depreciation and amortization (a)	29,578	37,232	90,668	106,540
Net income attributable to noncontrolling interests	14,024	7,411	21,685	17,711
Equity-based compensation	7,125	3,224	15,814	15,125
Transaction-related costs (b)	2,563	2,537	14,486	9,269
Restructuring (c)	-	357	213	507
Other (d)	93	1,121	1,139	3,001
Adjusted EBITDA	$102,687	$84,392	$254,349	$218,818

(a)

Depreciation and amortization for the three and nine months ended September 30, 2022, is $25.3 million and $77.4 million, respectively, in the Federal Solutions Segment and $4.3 million and $13.3 million, respectively, in the Critical Infrastructure Segment.  Depreciation and amortization for the three and nine months ended September 30, 2021, is $32.4 million and $92.6 million, respectively, in the Federal Solutions Segment and $4.8 million and $14.0 million, respectively, in the Critical Infrastructure Segment.

(b)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives.
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$61,004	$46,481	$151,287	$110,963
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	107	78	273	232
Federal Solutions Adjusted EBITDA including noncontrolling interests	$61,111	$46,559	$151,560	$111,195

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	27,545	30,371	81,020	89,845
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	14,031	7,462	21,769	17,778
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$41,576	$37,833	$102,789	$107,623

Total Adjusted EBITDA including noncontrolling interests	$102,687	$84,392	$254,349	$218,818

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income attributable to Parsons Corporation	$29,571	$19,358	$68,533	$35,099
Acquisition related intangible asset amortization	19,071	27,039	58,875	76,048
Equity-based compensation	7,125	3,224	15,814	15,125
Transaction-related costs (a)	2,563	2,537	14,486	9,269
Restructuring (b)	-	357	213	507
Other (c)	93	1,121	1,139	3,001
Tax effect on adjustments	(8,361)	(8,595)	(23,887)	(25,967)
Adjusted net income attributable to Parsons Corporation	50,062	45,041	135,173	113,082
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	103,608	102,478	103,684	102,464
Weighted-average number of diluted shares outstanding (d)	104,526	103,230	104,431	103,101
Adjusted net income attributable to Parsons Corporation per basic share	$0.48	$0.44	$1.30	$1.10
Adjusted net income attributable to Parsons Corporation per diluted share	$0.48	$0.44	$1.29	$1.10

(a)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)	Reflects costs associated with and related to our corporate restructuring initiatives
(c)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)	Excludes dilutive effect of convertible senior notes due to bond hedge.

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